                                                                     EXHIBIT 16


                               COGEN SKLAR LLP
                                 LETTERHEAD


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549


Gentlemen:


We were previously the independent public accountants for Viragen (Europe) Ltd. (formerly Sector Associates, Ltd.) and on November 17, 1995 we reported on the financial statements of Sector Associates, Ltd. as of and for the year ended June 30, 1995. On June 18, 1996 we were replaced as the independent accountants of Viragen (Europe) Ltd. We have read Viragen (Europe) Ltd.'s statements included under Item 4 of its Form 8-K for June 18, 1996, and we agree with such statements.


/s/ Cogen Sklar LLP


June 19, 1996